EXHIBIT 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the inclusion in this Pre-Effective Amendment No. 1 to the Registration Statement of Invesco Real Estate Income Trust Inc. on Form S-11 (File No. 333-254931) of our report dated March 26, 2021, which includes an emphasis of matter paragraph explaining that the combined statement of revenues and certain expenses was prepared for the purpose of complying with rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) and it is not intended to be a complete presentation of the Sunbelt Medical Office Portfolio’s revenues and certain expenses, with respect to our audit of the combined statement of revenues and certain expenses of the properties known as the Sunbelt Medical Office Portfolio for the year ended December 31, 2019, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

May 12, 2021